Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-265158

15 September 2022

Barclays PLC and Barclays Bank PLC

(“Barclays”)

Expiration of Barclays Bank PLC’s (BBPLC’s) Rescission Offer

Barclays announces that BBPLC’s rescission offer which commenced on 1 August 2022 expired at 5.00 p.m., Eastern Daylight Time, on 12 September 2022. As contemplated by the rescission offer prospectus supplement dated 1 August 2022, as amended, Barclays is publishing the following information regarding the results of the rescission offer.

Results of the Rescission Offer

Out of the c.U.S.$17.7 billion of securities subject to the rescission offer, of which c.U.S.$9.5 billion were eligible to be submitted via The Depository Trust Company’s Automated Tender Offer Program (“ATOP”), claims representing c.U.S.$7.7 billion of securities were validly submitted, and not withdrawn, by initial investors in structured notes and will be settled on 15 September 2022. Claims submitted by other investors, through the rescission offer online portal operated by Accenture under BBPLC’s direction, are currently under review and valid claims will be settled as soon as practicable.

Final rescission offer proceeds for initial investors in structured notes can be found at:

https://communications.global.barclays/content/dam/communications-global-barclays/pdf/2022/09/LDNC059059A/RO-expiration.pdf.

Barclays is currently evaluating the financial impact of the rescission offer and will provide an update in due course.

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For further information, please contact:

Investor Relations	Media Relations

Chris Manners	Jon Tracey
+44 (0) 20 7773 2136	+44 (0) 20 7116 4755

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended, with respect to BBPLC. BBPLC cautions readers that no forward-looking statement is a guarantee of future performance and that actual results or other financial condition or performance measures could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. These statements are based on the current beliefs and expectations of BBPLC’s management and are subject to significant risks and uncertainties. Actual outcomes may differ materially from those expressed in the forward-looking statements. Factors that could impact BBPLC’s future financial condition and performance are identified in BBPLC’s filings with the SEC (including, without limitation, BBPLC’s Annual Report on Form 20-F for the financial year ended 31 December 2021, as amended, and Interim Results Announcement for the six months ended 30 June 2022, which are available on the SEC’s website at www.sec.gov).

Subject to BBPLC’s obligations under the applicable laws and regulations of any relevant jurisdiction, (including, without limitation, the UK and the U.S.), in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BBPLC has filed a registration statement (including a base prospectus), a prospectus supplement and an amendment thereto with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus for this offering in that registration statement, the rescission offer prospectus supplement and the amendment thereto, and other documents BBPLC has filed with the SEC for more complete information about BBPLC and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus from BBPLC by calling toll-free 1-888-227-2275 (extension 7-7990).